Exhibit 99.1
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                                                        FOR FURTHER INFORMATION:
                                                          Dennis L. Klaeser, CFO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

For Immediate Release

      PRIVATEBANCORP, INC. ANNOUNCES COMMENCEMENT OF COMMON STOCK OFFERING

         Chicago, Illinois, July 2, 2003 - PrivateBancorp, Inc. (NASDAQ: PVTB) announced today that it is offering 1.5 million shares of common stock for sale in an underwritten public offering. The offering currently contemplates that the Company will grant the underwriters an option to purchase an additional 225,000 shares to cover over-allotments. The offering is expected to be completed during July 2003.

         The managing underwriters of the offering are Legg Mason Wood Walker, Incorporated, Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated, and Fahnestock & Co. Inc. A copy of the preliminary prospectus relating to the offering may be obtained from Legg Mason Wood Walker, Incorporated, 100 Light Street, 31st Floor, Baltimore, Maryland, 21202.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



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